SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                            Commission File Number      0-17032
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                              IDP Liquidating Corp.
                       (formerly Protein Databases, Inc.)
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             (Exact name of registrant as specified in its charter)

                           775 Park Avenue, Suite 255
                              Huntington, NY 11743
                                 (516) 673-3939
                              --------------------

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other  classes of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6            [ ]
            Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date:

                                      None
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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, IDP Liquidating Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 18, 1997

                                             IDP Liquidating Corp.

                                             By: /s/Ronald R. Hahn
                                                -------------------------------
                                                Name:  Ronald R. Hahn
                                                Title:  Authorized Officer